Exhibit 3.44

BYLAWS

of

BELL PHYSICIAN PRACTICES, INC.

ARTICLE I

PURPOSES

The purposes of the Company (whether directly or indirectly through one or more subsidiaries) are: (a) to increase the availability and quality of healthcare services through its employment of physicians and acquisition and subsequent operation of physician practices and related services while providing high quality, efficient and cost effective health care services for the benefit of the communities in which Bell Hospital operates; (b) in connection with the acquisition of a physician practice or in connection with the business or operation of a physician practice, or employment of physicians, to develop, acquire, own or lease and operate businesses ancillary thereto; (c) to acquire (through asset acquisition, stock acquisition, lease or otherwise) and develop other property, both real and personal, in connection with providing healthcare related services of the physician practice; (d) to employ or lease or otherwise contract with certain physicians and other healthcare professionals reasonably necessary in connection with the business and operations of any physician practice; (e) to enter into, from time to time, such financial arrangements as may be necessary, appropriate or advisable to acquire or to operate a physician practice, including the borrowing of money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Company’s (or its subsidiaries’) assets; (f) to sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, one or more or all of the Company’s assets; and (g) generally to engage in such other business and activities and to do any and all other acts and things that the Company deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Company.

ARTICLE II

SHAREHOLDERS

SECTION 1. ANNUAL MEETING. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Michigan, fixed by the board of directors.

SECTION 2. SPECIAL MEETINGS. Special meetings of the shareholders may be held at any place within or outside the State of Michigan upon call of the board of directors, the chairman of the board of directors, if any, the president, or the holders of at least ten percent of the issued and outstanding shares of capital stock entitled to vote.

SECTION 3. TRANSFER OF STOCK. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the secretary. The person in whose name stock stands on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

ARTICLE III

DIRECTORS

SECTION 1. GENERAL POWERS. The business of the Corporation shall be managed by a board of directors consisting of not less than two nor more than seven members, such number of directors within such range to be fixed by action of the board of directors. The range of size for the board of directors may be increased or decreased by the shareholders. Vacancies on the board of directors whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without case by the shareholders.

SECTION 2. MEETINGS. Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting (a) at the location of the annual meeting of shareholders immediately after the meeting in each year and (b) at such times and at such places within or outside the State of Michigan as shall be fixed by the board of directors. Special meetings of the board of directors may be held at any place within or outside the State of Michigan upon call fo the chairman of the board of directors, if any, the president or a majority of the directors then in office, which call shall set for the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. A majority of the number of directors then in office, but in no event less than one-third of the number of directors the Corporation would have if there were no vacancies in the board of directors, shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the board of directors.

ARTICLE IV

OFFICERS

The board of directors shall appoint a president and secretary, and such other officers as it may deem appropriate. The president, secretary, and any other officer so appointed by the board of directors, are authorized to execute certificates representing shares of the Corporation’s capital stock. Persons may hold more than one office except that no person may serve as both president and secretary. Officers shall have the authority and responsibilities given them by the board of directors, and each officer shall hold office until his or her successor is appointed and qualified, unless a different term is specified by the board of directors.

ARTICLE V

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify its officers and directors against all reasonable expense incurred by them in defending claims or suits, irrespective of the time of occurrence of the claims or causes of action in such suits, made or brought against them as officers or directors of the Corporation, and against all liability in such suits, except in such cases as involve gross negligence or willful misconduct in the performance of their duties. Such indemnification shall extend to the payment of judgments against such officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Corporation or amounts paid in settlement to the Corporation. Such indemnification shall also extend to the payment of counsel fees and expenses of such officers and directors in suits against them where successfully defended by them or where unsuccessfully defended, if there is no finding or judgment that the claim or action arose from the gross negligence or willful misconduct of such officers or directors. Such right of indemnification shall not be exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of such decreased officers or directors.

ARTICLE XI

AMENDMENTS

The shareholders may alter, amend or rescind the Bylaws at any annual or special meeting of shareholders at which a quorum is present, by the vote of a majority of the stock represented at such meeting, provided that the notice of such meeting shall have included notice of such proposed amendment. The Board of Directors shall have the power and authority to alter, amend or rescind Bylaws of the Corporation at any regular or special meeting at which a quorum is present by the vote of a majority of the entire Board of Directors, subject always to the power of the shareholders to change such action of the directors.

Adopted: April 24, 2013.